SkyTerra Communications, Inc. 19 West 44th Street, Suite 507 New York, New York 10036	Contact: Robert Lewis Senior Vice President and General Counsel 212-730-7540 info@skyterracom.com

SKYTERRA ANNOUNCES RECEIPT OF $22.6 MILLION AS PREPAYMENT OF MOTIENT NOTE

New York, NY July 16, 2004 — SkyTerra Communications, Inc. (OTC: SKYT) today announced the receipt of approximately $22.6 million from the Motient Corporation as payment of all outstanding principal and accrued interest due under the promissory note issued to SkyTerra by a wholly-owned subsidiary of Motient on May 1, 2002 in connection with Motient’s plan of reorganization. As reflected in SkyTerra’s public filings, because of uncertainty concerning SkyTerra’s ability to collect on the note, the note previously was written off. As a result of SkyTerra’s receipt of the payment, the $22.6 million will be reflected as income in the second quarter of 2004.

SkyTerra is currently engaged in a number of separate and preliminary discussions concerning possible transactions relating both to existing operations and the acquisition of complementary businesses, though no definitive agreements have been reached. SkyTerra expects to use its cash to support these and other future initiatives.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the ability to manage and deploy our cash successfully and the ability of the MSV Joint Venture, IQStat and AfriHUB to finance and implement their business plans and our ability to manage the costs and growth of these businesses. Additional factors are detailed in the documents filed by the Company with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 30, 2004. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.